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                                                                      Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


                We consent to the incorporation by reference in the registration statements of Legg Mason, Inc. on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445; 333-08721;
333-45307; 333-59841; 333-61163; 333-66891; 333-86863; 333-86869; 333-53102;
333-53104; 333-72904; 333-102502; 333-102503; 333-103468; 333-103472; and
333-104955) and on Form S-3 (File Nos. 333-00151; 333-33298; 333-34674;
333-68922; 333-9188; and 333-100156) of our reports dated May 1, 2003 on our audits of the consolidated financial statements and financial statement schedule of Legg Mason, Inc. and Subsidiaries as of March 31, 2003 and 2002, and for each of the three years in the period ended March 31, 2003, which reports are included in this Annual Report on Form 10-K.





/s/ PricewaterhouseCooopers LLP
Baltimore, Maryland
June 16, 2003